Exhibit 99.1

TOPGOLF CALLAWAY BRANDS SUCCESSFULLY COMPLETES DEBT REFINANCING

CARLSBAD, Calif., March 16, 2023 /PRNewswire/ – Topgolf Callaway Brands Corp. (NYSE: MODG) (“Topgolf Callaway Brands” or the “Company”) today announced the completion of a series of related transactions in support of a comprehensive plan to refinance its capital structure. Through these transactions, the Company simplified and unified its financial reporting, extended its debt maturities and improved liquidity.

Summary of Transactions

•	Entered into a new $1.25 billion 7-year senior secured term loan B

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A portion of the proceeds were used to refinance the existing $432 million Topgolf Callaway Brands term loan B, $337 million Topgolf term loan B and $175 million Topgolf revolving credit facility resulting in go-forward cash interest savings of over $12 million per year on this refinanced debt

•	The balance of the proceeds will be used to pay down the Topgolf Callaway Brands existing ABL balances and for general corporate purposes

•	Upsized and extended the existing Topgolf Callaway Brands $400 million asset-backed lending (ABL) revolving credit facility with a new 5-year $525 million senior secured ABL revolving credit facility

“We are pleased to announce the successful completion of our debt refinancing, which simplifies and strengthens our capital structure while maintaining modest net leverage and increasing our liquidity by over $300 million,” said Brian Lynch, Chief Financial Officer and Chief Legal Officer at Topgolf Callaway Brands. “As we assess our capital allocation priorities, we believe that continuing to invest in the growth of our existing business will create the most long-term value for shareholders. In particular, we view the development of 11 new Topgolf venues per year as a highly attractive investment given our track record of delivering 40% to 50% cash-on-cash returns. Through this new capital structure, we will have more financial flexibility and venue financing options to fund the continued growth of the business, while also remaining on track to deliver positive free cash flow in 2023.”

The $1.25 billion senior secured term loan facility, which was privately placed with institutional investors, will accrue interest at an annual rate of SOFR+350, plus an additional 10 basis point credit spread adjustment, and will mature on March 16, 2030. Bank of America, N.A., JPMorgan Chase Bank, N.A., MUFG Securities Americas Inc., and Truist Securities, Inc. acted as Joint Lead Arrangers and Joint Bookrunners.

The $525 million senior secured ABL revolving credit facility, led by Bank of America, N.A. as Administrative Agent, will mature on March 16, 2028.

For additional information on the terms and conditions, please see the Company’s Form 8-K, which will be filed with the Securities and Exchange Commission within four business days.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s financial structure, liquidity, investment in growth of the existing business, opening of new Topgolf venues, financial flexibility and financing options and projected free cash flow, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including production delays, staffing shortages; uncertainty regarding global economic conditions and related decreases in customer demand/spending; increases in operating and freight costs; global supply chain constraints and challenges; the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands Corp.

Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, OGIO, Jack Wolfskin, and World Golf Tour (“WGT”). “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Contact:

Lauren Scott

(760) 931-1771

invrelations@tcbrands.com